Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NET Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	204,903,904	(1)	$14.89	(2)	$3,051,019,130.56	.00011020	$336,222.31
Fees to Be Paid	Equity	Warrants to purchase Class A Common Stock	457(g)	10,900,000	(3)	$—		$—	—	$—	(4)
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$3,051,019,130.56		$336,222.31
	Total Fees Previously Paid									271,508.31
	Total Fee Offsets									—
	Net Fee Due									$64,714.00

(1)	Consists of (i) 54,044,995 shares of Class A common stock, par value $0.0001 per share, of NET Power Inc. (the “Class A Common Stock”) issued in a private placement that closed substantially concurrently with the consummation of the Merger (as defined in the prospectus forming a part of this registration statement (the “prospectus”)), (ii) 2,500 shares of Class A Common Stock issued to Rice Acquisition Sponsor II LLC in a private placement prior to the consummation of the initial public offering (the “IPO”) of Rice Acquisition Corp. II (“RONI”), (iii) 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants (as defined in the prospectus), (iv) 7,432,688 shares of Class A Common Stock issuable upon redemption of the 7,432,688 units of NET Power Operations LLC (f/k/a Rice Acquisition Holdings II LLC and referred to herein as “Opco”) held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO, (v) 132,205,114 shares of Class A Common Stock issued or issuable upon redemption of the 132,205,114 units of Opco issued as consideration upon consummation of the Merger to certain Legacy NET Power Holders (as defined in the prospectus) and (vi) 318,607 shares of Class A Common Stock issuable upon redemption of the 318,607 units of Opco issued as consideration pursuant to the Amended and Restated JDA (as defined in the prospectus).

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange on September 12, 2023. This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Consists of 10,900,000 Private Placement Warrants.

(4)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A Common Stock.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A